EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of __________, 1997, is between ELECTRONIC FAB TECHNOLOGY CORP., a Colorado corporation ("Parent"), and Circuit Test, Inc., a Florida corporation ("Circuit Test"), and _____________ __________ ("Executive").


                                                      RECITAL

         Parent, CTI Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Circuit Test have entered into the Agreement and Plan of Reorganization, dated as of July 9, 1997, pursuant to which [Merger Sub was merged with and into Circuit Test]. This Agreement is executed and delivered pursuant to Article VII of that agreement and sets forth the terms on which the Company, (as defined below)engages Executive to provide the services to Circuit Test.


                                                     AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

     1. Definitions. The following terms shall have the following meanings as used in this Agreement:

                  "Company" means Parent, its successors and assigns, and any of its present or future subsidiaries, and persons controlled by, controlling or under common control with it.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder.

                  "Executive" has the meaning set forth in the opening statement to this Agreement.

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                  "Expiration Date" has the meaning set forth in Section 4.

                  "Parent" has the meaning set forth in the opening statement to this Agreement.

                  "Participate In" means, with respect to the Executive, directly or indirectly, for his own benefit or for, with or through any other person or entity, own, manage, operate, control, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in or by.

                  "Proprietary Information" means information disclosed to or known or developed by Executive about the Company's plans, strategies, prospects, products, processes and services, including information and materials relating to the Company's products, manufacturing procedures and techniques and information relating to the Company's research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising and selling, but excluding information that Executive conclusively establishes, (i) was known, other than under an obligation of confidentiality or binder of secrecy, to Executive prior to the engagement of Executive hereunder or as a result of Consultant's employment by Circuit Test or any of its affiliates; (ii) has passed into the public domain other than through acts or omissions attributable to Executive; or (iii) was subsequently obtained other than under an obligation of confidentiality or binder of secrecy from a third party not possessing the information under an obligation of confidentiality from the disclosing party.

         2. Engagement; Duties. The Company will employ Executive as [TITLE] or in such other executive capacity as the Company determines from time to time. During his employment by the Company, Executive will faithfully and to the best of his ability serve the Company perform the duties and bear the responsibilities commensurate with his position as the Chief may request. Executive will devote his entire working time, attention and energies to the business of the Company. Executive will not at any time discredit the Company or any of its products and services. Except for his involvement in personal investments that do not require any significant services on his part, Executive will not Participate In any other business activity or activities that require significant personal services by Executive or that, in the judgment of the Company, may conflict with the proper performance of Executive's duties hereunder. Employee initially will be based in the Company's facilities in ______________. The Company may relocate Executive to other facilities of the Company.

         3.       Compensation; Bonuses; Benefits; Incentives; Expenses.

                  (a) As compensation for Executive's services hereunder, the Company will pay Executive a salary of $________ per year (the "Base Salary"), prorated for any partial year, for each year during the term of this Agreement, payable monthly in arrears or as the parties hereto may otherwise agree.

                  (b) The Company will award Executive bonuses in the same amount, if any, as it awards to any other employee, who in the Company's judgment holds a position with the

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Company comparable to Executive's position and whose duties and responsibilities and performance thereof are, in the Company's judgment, comparable to Executive's duties, responsibilities and performance. If a bonus is so awarded and has not been paid prior to termination or expiration of this Agreement
(other than in connection with a termination under Section 4(c) or 4(d)), the Company will pay to Executive, within 90 days after the end of the calendar year in which such termination or expiration occurs, a proportionate part of the bonus so awarded based on the number of days elapsed during the calendar year in which such termination or expiration occurs from January 1 of such year through and including the date termination or expiration occurs.

                  (c) In addition to Base Salary, the Company will provide Executive with the benefits of such insurance plans, hospitalization plans, pension or profit sharing plans and other employee fringe benefit plans as are customarily provided to employees of the Company and for which Executive is eligible under the terms of such plans. Nothing in this Agreement shall require the Company to adopt or maintain any such plan.

                  (d) In addition to the stock options the Company has awarded Executive on or before the date hereof, the Company also may award or grant Executive such stock options and other equity incentives as are approved by the Company in its sole discretion. Nothing in this Agreement shall require the Company to establish an equity incentive program or confer on Executive any right to receive any stock option or other equity incentive not awarded on or before the date hereof.

                  (e) The Company will reimburse Executive for the reasonable out-of-pocket expenses incurred by Executive at the request of the Company in the performance of his duties hereunder and such other expenses as may be approved by the Company, in each case upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

         4. Term. This Agreement shall be effective on the date hereof and, unless earlier terminated in accordance with Section 5, shall expire three years from the date hereof (the "Expiration Date"). If this Agreement terminates or expires, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto, except as otherwise provided herein and except the provisions of this Section 4 and Sections 6, 7, 8, 9 and 10 will remain in full force and effect and survive any termination or expiration of this Agreement.

         5.       Termination.

                  (a) If Executive dies, the Company will pay Executive's estate the compensation that would otherwise have been payable to him for the month in which his death occurs, and this Agreement will be deemed terminated on the last day of such month.

                  (b) If Employee is prevented from performing his duties by reason of illness or incapacity for a continuous period of 120 days, the Company may terminate this Agreement

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by notice to Employee or his duly appointed legal representative. For purposes of this Section 5(b), a period of illness or incapacity will be deemed to have occurred for a "continuous" period of 120 days notwithstanding Employee's performance of his duties during a single period of less than 15 continuous days during such 120 day period.

                  (c) The Company may terminate this Agreement at any time, with cause, by giving written notice of termination to Executive. For purposes of this Agreement, "cause" means any one or more of the following: (i) gross negligence or willful misconduct that is injurious to the Company; (ii) conduct on the part of Executive that would constitute a felony or other crime of moral turpitude where committed; (iii) failure by Executive to perform assigned services and duties under this Agreement, which failure continues for at least thirty (30) days after notice in writing thereof is given by the Company; or
(iv) breach or threatened breach by Executive or Vendor of any provision of
Section 6, 7 or 8.

                  (d) (i) The Company may terminate this Agreement at any time, without cause, by giving written notice of termination to Executive. In connection with any termination by the Company pursuant to this Section 5(d), except as set forth below in clause (ii) of this Section 5(d), the Company will not be obligated to pay any amount to other than the amounts specified in Section 3(a) that have accrued through the date of termination. The Company will make a termination payment to in connection with a termination under this Section 5(d) if and only if the conditions set forth below in Section 5(d)(ii) are satisfied, in which event the amount of termination payments will be determined pursuant to Section 5(d)(ii).

                           (ii) In order to receive termination payments under this Section 5(d), Executive must sign a release, in form and substance reasonably satisfactory to the Company, fully releasing the Company (and its officers, directors, shareholders, employees and agents) from any claim or cause of action that Executive may have against the Company or such other persons relating in any way to this Agreement, Executive's employment by the Company or any aspect of Employee's relationship with the Company, through the date of such release. The release will be signed at such times as are reasonably requested by the Company in order for the release to be fully effective under state and federal age discrimination laws and other laws that may impose similar requirements, and, except to the extent that Executive may exercise his rights as a shareholder of the Company, will prohibit Executive from making any communications or taking other acts that may injure the business, goodwill or reputation of the Company or its officers, directors, shareholders, employees or agents. The Company will then begin making termination payments at such time as any revocation period set forth in the release will have expired. The amount of the termination payments payable under this Section 5(d) will equal the amounts that Executive would have received had this Agreement remained in effect through twelve (12) months pay if terminated within the first eighteen (18) months of this Agreement, six (6) months pay if terminated after eighteen (18) months of this Agreement. Any payments pursuant to this Section 5(d) will be paid in equal monthly installments.


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         6.       Non-Disclosure of Information.

                  (a) Except as specifically permitted by the Company in writing and as is required for Executive to perform his services and duties hereunder, Executive will not, during or prior to two years after the term of this Agreement, disclose any Proprietary Information to any person or entity for any purpose or use or permit the use of any Proprietary Information. In addition, Executive will not, during and for two years after the termination or expiration hereof, undertake on behalf of any other person or entity any commercial project, employment or consultancy that would result in use or disclosure of Proprietary Information or that would appear to involve such use or disclosure unless the Company shall have consented in writing to such undertaking, employment or consultancy. The Company may require that Executive and any person or entity proposing to engage Executive in such a capacity provide appropriate written assurances regarding the avoidance of any such conflict.

                  (b) Upon the termination or expiration of this Agreement, Executive will deliver to the Company all notes, letters, prints, drawings, records, forms, contracts, studies, reports, appraisals, financial data, lists of names or other customer data, and any other articles or papers, computer tapes and materials that have come into their possession by reason of Executive's employment by the Company or Executive's prior employment by the Circuit Test or its affiliates and subsidiaries, whether or not prepared by Executive, and Executive will not retain memoranda or copies of any of those items.

                  (c) Executive acknowledges that Proprietary Information of the Company is unique and a valuable asset of the Company, the loss or unauthorized disclosure or use of which would cause the Company irreparable harm.

         7.       Inventions.

                  (a) Executive hereby assigns and agrees to assign to the Company, or to any person or entity designated by the Company, without royalty or other consideration to Executive therefor other than the compensation set forth in this Agreement, all of his right, title and interest in and to all Inventions, to applications for United States of America and foreign letters patent and United States of America and foreign letters patent granted upon Inventions, and to all material related thereto subject to copyright. Executive further acknowledges that all copyrightable materials developed or produced by Executive within the scope of his engagement by the Company constitute works made for hire.

                  (b) Executive will communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Invention.

                  (c) At the request of the Company, Executive will do all acts necessary or appropriate to secure for the Company the full benefits of each Invention, and otherwise to carry into full force and effect the assignment contained in Section 7(a). Such acts may include, giving testimony in support of Executive's inventorship and promptly executing and delivering to the


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Company such papers, instruments and documents, without expense to Executive, as may be appropriate in the Company's opinion to apply for, secure, maintain, reissue, extend or defend the Company's worldwide rights in Inventions or in any or all United States of America and foreign letters patent.

         8.       Covenants Not to Compete or Interfere.

                  (a) In view of the unique and valuable services that Executive has been engaged to provide to the Company and Executive's current and future knowledge of the Company's Proprietary Information, Executive will not, (i) during the term hereof and (ii) for two years after the termination or expiration hereof (or, if this Agreement is terminated under Section 5(d) and Executive receives termination payments, during the period such payments are received), Participate In the electronic contract manufacturing or repair business and any other business in which the Company is engaged, or has taken material steps to be engaged, at the time of such termination or expiration. Notwithstanding the foregoing, Executive will not be deemed to Participate In a business merely because Executive owns less than 5% of the outstanding stock of a corporation (measured in voting power or equity), if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange or is reported on the Nasdaq National Market.

                  (b) During the period specified in Section 8(a) and in no event less than two years after any termination or expiration of this Agreement, Executive will not (i) directly or indirectly cause or attempt to cause any employee of the Company to leave the employ of the Company; (ii) in any way interfere with the relationship between the Company and any of its employees, customers or suppliers; (iii) directly or indirectly hire any employee of the Company to work for any entity of which Executive is an officer, director, employee, Executive, independent contractor or owner of an equity or other financial interest; or (iv) interfere or attempt to interfere with any transaction in which the Company was involved during the term of this Agreement.

                  (c) If any restriction contained in this Section 8 is deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction by reason of its duration, geographical scope or otherwise, then such provision will be deemed reduced in extent, duration, geographical scope or otherwise by the minimum reduction necessary to cause the restriction to be enforceable.

         9. Injunctive Relief. Executive acknowledges that the breach or threatened breach by Executive of any of the provisions of Section 6, 7 or 8 would cause the Company irreparable harm. Upon the breach or threatened breach of any of the provisions of Section 6, 7 or 8, the Company will be entitled to an injunction, without bond, restraining Executive from committing such breach. This right shall not be construed to limit the Company's ability to obtain any other remedies available to it for such breach or threatened breach, including the recovery of damages.

         10.      General Provisions.


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                  (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

                  (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof). Except as otherwise provided herein, in the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Except as otherwise provided herein, the parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.


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                  (c) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties hereto at the following address or at such other address for a party hereto as shall be specified by notice hereunder:

                           (i)      if to the Company, to:

                                    EFTC Corporation
                                    7241 West 4th Street
                                    Greeley, Colorado 80634
                         Attention: Stuart W. Fuhlendorf
                          Facsimile No.: (303) 892-4306

                                    with a copy to:

                                    Holme Roberts & Owen LLP
                                    1700 Lincoln, Suite 4100
                                    Denver, Colorado 80203
                          Attention: Francis R. Wheeler
                          Facsimile No.: (303) 866-0200

                           (ii)     If to Executive:

                                    =========================
                                    =========================

                  (d) Except as otherwise provided herein, no party hereto may assign its rights or delegate its obligations under this Agreement. The Company may assign its rights and delegate its obligations under this Agreement to any affiliate of the Company or to any person or entity that acquires all or substantially all of the business of the Company whether through merger, purchase of assets, purchase of stock or otherwise. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, and permitted successors and assigns.

                  (e) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof

                  (f) This Agreement may be amended or modified only in writing signed by all of the parties hereto.

                  (g) When a reference is made in this Agreement to a Section, such reference
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shall be to a Section of this Agreement unless otherwise indicated. The words
"include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                  (h) The parties hereto acknowledge that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                  (i) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

                  (j) In the event of any proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.





                                                       7.7-9

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                                       SIGNATURE PAGE--EMPLOYMENT AGREEMENT

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                                     Parent:

                                                     EFTC CORPORATION,
                                                     a Colorado corporation



                                                     By: _______________________


                                                     Circuit Test, Inc.,
                                                     a Florida corporation



                                                     By: _______________________



                                                     Executive:



                                                     ---------------------------



                                                      7.7-10

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